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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
   PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES AND EXCHANGE ACT OF 1934

      Date of Report (Date of Earliest Event Reported): December 27, 2000


                       First Capital Resources.com, Inc.
                       ---------------------------------
             (Exact Name of Registrant as Specified in its Charter)



           NEVADA                      33-55254-28              87-0438641
           ------                      -----------              ----------
(State or Other Jurisdiction           (Commission            (IRS Employee
      of Incorporation)                File Number)         Identification No.)


      4500 140th Avenue North, Suite 220, Clearwater, Florida    33762
      ------------------------------------------------------------------
           (Address of Principal Executive Offices)           (Zip Code)


                                 (727) 536-5966
              ----------------------------------------------------
              (Registrant's Telephone Number, Including Area Code)





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ITEM 1.  CHANGE IN CONTROL OF REGISTRANT

         On December 27, 2000, the majority shareholder of the registrant, FACT South, LLC, a Florida limited liability company ("FACT South") entered into a compromise agreement with First American Capital Trust, a Florida business trust ("FACT") pursuant to which FACT South satisfied and retired a portion of the indebtedness owed by FACT South to FACT by transferring all its assets to FACT. FACT South's primary asset was 10,000,000 shares of stock in the registrant, accounting for approximately 92.8% of the issued and outstanding stock of the registrant. At the time of the transfer FACT owned 92% of FACT South and, therefore, controlled the registrant indirectly.


ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

         On December 27, 2000, the board of directors of the registrant approved the partial repayment of certain indebtedness of FCR and its subsidiaries to FACT by transferring the stock of certain of its assets to FACT. As disclosed in Item 1 above, FACT owns approximately 92.8% of the registrant. The aggregate outstanding indebtedness to FACT from FCR and its subsidiaries (Southeast Dealer Acceptance, Inc. ("SEDA"), FC Holdings, Inc. ("FCH"), Carnet, Inc. ("Carnet"), and Affordable Dealer Services, Inc. ("ADS")) was approximately $5.7 million. The stock transferred to FACT consisted of 100% of the issued and outstanding shares of stock held by the registrant in SEDA, FCH and Carnet. Net tangible asset value of the subsidiaries was the method of valuation used by FACT and the registrant for the transaction, and the value of the stock transferred under such method was approximately $1,254,000.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

         Financial statements are not required to be provided with this filing pursuant the form instructions.


         EXHIBITS

         Exhibit 1 - Approval of Board of Directors

         Exhibit 2 - Bankruptcy Court Order



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                                   SIGNATURES


         Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


Date: January 16, 2001                   First Capital Resources.com, Inc.
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                                         By: /s/ Derri Davisson
                                            -----------------------------------
                                            Derri Davisson, President
                                            and Director